EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of Dot Hill Systems Corp., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
San Diego, California
June 8, 2006